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                                                                      EXHIBIT 11

                           AAMES FINANCIAL CORPORATION


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    FOR THE THREE MONTHS AND SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND DECEMBER 31, 1997



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
                                                                     THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                        DECEMBER 31,                        DECEMBER 31,
                                                                ------------------------------     -------------------------------
                                                                    1998              1997              1998              1997
                                                                -------------     ------------     -------------    --------------
                                                                                  (Restated)        (Restated)        (Restated)
Basic earnings (loss) per common share:
    Net income (loss) for calculating basic earnings (loss)
    per common share                                           ($ 195,745,000)    $  9,170,000    ($ 197,901,000)   $   19,103,000
                                                                =============     ============     =============    ==============

    Average common shares outstanding                              31,007,000       27,799,000        30,992,000        27,784,000
                                                                -------------     ------------     -------------    --------------
                  Basic earnings (loss) per common share               ($6.31)           $0.33            ($6.39)            $0.69
                                                                =============     ============     =============    ==============

Diluted earnings (loss) per common share:
    Net income (loss)                                          ($ 195,745,000)    $  9,170,000    ($ 197,901,000)   $   19,103,000
                                                                =============     ============     =============    ==============

    Adjust net income to add back the after-tax amount
           of interest recognized in the period associated
           with the convertible subordinated notes                       -             909,000              -            1,760,000
                                                                -------------     ------------     -------------    --------------
                  Adjusted net income (loss)                   ($ 195,745,000)    $ 10,079,000    ($ 197,901,000)   $   20,863,000
                                                                =============     ============     =============    ==============

    Average common shares outstanding                              31,007,000       27,799,000        30,992,000        27,784,000

    Add exercise of options and warrants                              204,000        1,043,000           247,000         1,381,000
    Convertible subordinated notes                                       -           6,107,000              -            6,107,000
                                                                -------------     ------------     -------------    --------------
                  Diluted shares outstanding                       31,211,000       34,949,000        31,239,000        35,272,000
                                                                =============     ============     =============    ==============
                  Diluted earnings (loss) per common
                  share                                                ($6.27)           $0.29            ($6.34)            $0.59
                                                                =============     ============     =============    ==============
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